Exhibit 99.1

Contact:	Flow Investor Relations
253-813-3286

FLOW INTERNATIONAL ANNOUNCES PRELIMINARY

FISCAL 2006 FOURTH QUARTER AND YEAR-END

RESULTS

Ends Profitable Year With Double-Digit Revenue Growth

KENT, Wash., July 13, 2006 – Flow International Corporation (Nasdaq: FLOW), the world’s leading supplier of ultrahigh-pressure waterjet products, today reported preliminary results for its fiscal 2006 fourth quarter and year ended April 30, 2006. Flow reported consolidated quarterly sales of $63.3 million and operating income of $7.0 million or 11% of sales. Net income for the quarter was $6.8 million or $0.19 basic earnings per share and $0.18 per fully diluted share. Preliminary results for the quarter include a $575,000 restructuring expense, which represents the remaining lease and related costs on its vacated Wixom, Michigan facility.

By comparison, in the fiscal 2005 fourth quarter, Flow reported consolidated sales of $48.8 million and operating income of $3.3 million. Loss from continuing operations for the fiscal 2005 fourth quarter was $8.0 million or $0.34 basic and diluted loss per share. Net loss in the year-ago quarter was $15.0 million or $0.64 basic and diluted loss per share and included a $7.1 million loss related to the Avure business unit, which the Company divested in October 2005.

Stephen R. Light, Flow’s President and Chief Executive Officer, commented: “These record results for the quarter are a fine finish to a very good fiscal year, as we worked hard to meet the strengthened demand across geographies and markets, from aerospace to stone and tile. We are doubling our efforts to contain the items that impacted results during the past fiscal year, and we continue to be optimistic as we enter fiscal 2007. We recently introduced a new industry-leading 87,000 psi pump that dramatically increases cutting speeds, and we look forward to further new product introductions and a strong presence at our industry’s most visible trade show – IMTS – in early September.”

For the twelve months ended April 30, 2006, Flow reported consolidated sales of $203.5 million, compared to $173.0 million for the same 12-month period in fiscal 2005. For the 12 months ended April 30, 2006, Flow reported net income from continuing operations of $6.1 million or $0.18 per basic share and $0.17 per diluted share. That compares to net loss from continuing operations of $12.2 million or $0.69 loss per basic and diluted share in the year-ago 12-month period. Including a $588,000 net loss from the discontinued Avure business, net income for the 12-month period ended April 30, 2006, was $5.6 million or $0.16 per basic share and $0.15 per diluted share. By comparison, for the 12 months of fiscal 2005, the Company reported a net loss of $21.2 million, or $1.19 basic and diluted loss per share, which included a $9.0 million net loss related to the divested Avure business.

Operations Review

For the fiscal 2006 fourth quarter, compared to the prior-year quarter:

•	System sales grew 42% to $50.4 million, representing 80% of revenues during the quarter, on strong aerospace, semiconductor and domestic shapecutting sales. Revenues from aftermarket consumables were $12.8 million, which is slightly down comparatively from the year-ago period resulting from the Company’s sale of its garnet distribution operation in the fiscal second quarter. However, growth in consumables revenue has increased along with the growth in the installed base of waterjets as well as from Flow’s increased penetration of that installed base. Flow believes it is the leader in the waterjet cutting systems market, with approximately 40% of the global market and more than 60% of the North America market. For the year, aftermarket sales, adjusted for sale of the garnet business, increased 6% consistent with the increase in the installed base.

•	North America Waterjet sales increased 34% to $32.8 million during the quarter on the strength of U.S. shapecutting system sales. The Company continued to enjoy strong revenues from new large aerospace system sales, as that industry increasingly recognizes the accuracy, speed, and versatility advantages of the waterjet over conventional cutting technologies. Currently, Flow offers the only product used to waterjet cut the composite wings of the new large commercial airplanes.

•	Sales in Asia increased 104% to $13.9 million on the strength of sales to the semiconductor industry. In November 2005, Flow introduced its Nanojet system, which is tailored specifically for the semiconductor industry and has thus far been well received in the marketplace.

•	Other International Waterjets sales, which consist primarily of sales to Europe and South America, increased 7% to $11.7 million, on strengthened demand in Europe for waterjets and improving market penetration. The Company continues to make additional investments in sales and marketing in Europe to boost sales in European countries.

•	Revenues in the Applications segment declined 27% to $4.9 million as a result of ongoing softness in the automotive industry. Flow’s Applications group sells automation and robotic waterjet cutting cells and non-waterjet systems primarily to the North American automotive market. Applications revenues were also down comparatively because of the closing and relocation of the Company’s Wixom, Michigan facility to its Burlington, Ontario facility in September 2005. Flow’s Applications group has de-emphasized sales of non-waterjet systems to focus on sales of systems that integrate waterjet cutting cells. While the impact of this strategic shift has been to reduce Applications revenues in the short-term, the Company believes that it better positions the group strategically.

Conference Call

Flow International will host a conference call today: Thursday, July 13 at 1:00 p.m. Eastern Time (10:00 a.m. Pacific Time) to discuss these results. The conference call may be heard by dialing 1-303-262-2137. A 48-hour replay will be available following the call by dialing 1-303-590-3000; the replay passcode is 11061943. A live audio Webcast of the conference call may be found in the investor section at www.flowcorp.com. A Webcast replay of the call will also be available for two weeks.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit http://www.flowcorp.com.

Flow International Corporation

Preliminary Consolidated Statement of Operations

(Unaudited)

Dollars in thousands, except per share data

	Three months ended April 30,				Year ended April 30,
	2006	2005		% Change	2006	2005	% Change
Sales	$63,265	$48,830		30%	$203,466	$172,966	18%
Cost of sales	32,629	28,246		16%	112,377	106,943	5%

Gross margin	30,636	20,584		49%	91,089	66,023	38%

Operating expenses:
Marketing	10,111	7,707		31%	33,919	28,371	20%
Research and engineering	1,650	1,616		2%	7,290	5,889	24%
General and administrative	11,284	7,976		41%	32,940	22,849	44%
Financial consulting	—	—		0%	—	623	-100%
Restructuring	575	—		NM	1,236	—	NM
Gain on Barton Sale	—	—		NM	(2,500)	—	NM

Operating expenses	23,620	17,299		37%	72,885	57,732	26%

Operating income	7,016	3,285		114%	18,204	8,291	120%
Interest income (expense), net	82	(9,586	)(1)	NM	(1,259)	(19,962)	94%
Fair Value Adjustment on Warrants Issued	37	(274)		114%	(6,915)	(274)	NM
Other income (expense), net	1,501	(978)		NM	133	1,712	-92%

Income (loss) before taxes	8,636	(7,553)		NM	10,163	(10,233)	NM
Income tax provision	(1,801)	(401)		NM	(4,014)	(1,934)	108%

Income (loss) from continuing operations	6,835	(7,954)		NM	6,149	(12,167)	151%
Discontinued operations, net of tax	—	(7,064)		NM	(588)	(9,030)	93%

Net income (loss)	$6,835	$(15,018)		NM	$5,561	$(21,197)	NM

Net income (loss) per share:
Basic from continuing operations	$0.19	$(0.34)		NM	$0.18	$(0.69)	NM
Diluted from continuing operations	$0.18	$(0.34)		NM	$0.17	$(0.69)	NM
Basic	$0.19	$(0.64)		NM	$0.16	$(1.19)	NM
Diluted	$0.18	$(0.64)		NM	$0.15	$(1.19)	NM
Weighted average shares outstanding (000):
Basic	35,342	23,644			34,718	17,748
Diluted	37,384	23,644			36,688	17,748

NM = not meaningful

(1)	includes $6.3 million of debt discount and other fees written off in conjunction with the pay-off of the Company’s subordinated debt

Flow International Corporation

Preliminary Supplemental Data

(Unaudited)

Dollars in thousands

	Three months ended April 30,			Year ended April 30,
	2006	2005	% Change	2006	2005	% Change
Divisional revenue breakdown:
Systems	$50,436	$35,588	42%	$150,954	$122,129	24%
Consumable parts and services	12,829	13,242	-3%	52,512	50,837	3%

Total	$63,265	$48,830	30%	$203,466	$172,966	18%

Segment revenue breakdown:
North America Waterjet	$32,777	$24,414	34%	$109,678	$82,381	33%
Asia Waterjet	13,902	6,824	104%	34,306	25,505	35%
Other International Waterjet	11,651	10,844	7%	38,664	34,530	12%
Applications	4,935	6,748	-27%	20,818	30,550	-32%

	$63,265	$48,830	30%	$203,466	$172,966	18%

Depreciation and amortization expense	$344	$1,155	-70%	$3,327	$5,109	-35%
Capital spending	$1,369	$1,174	17%	$2,735	$1,762	55%

Flow International Corporation

Preliminary Selected Balance Sheet Data

Dollars in thousands

	April 30, 2006	April 30, 2005	% Change
Cash, including short-term restricted cash	$36,186	$13,445	169%
Receivables, net	32,480	38,325	-15%
Inventories	23,097	24,218	-5%
Total debt	7,021	19,147	-63%